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                                                                    EXHIBIT 4.20

                            SECOND AMENDMENT TO THE
                           AMVESCAP GLOBAL STOCK PLAN
             (Amended and Restated Effective as of January 1, 1997)
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     Acting pursuant to Section 10.5 of the AMVESCAP Global Stock Plan (the
"Plan"), the Remuneration Committee of the Board of Directors of AMVESCAP p.l.c. hereby amends the Plan, effective as of January 1, 2001, as follows:

     1. The definition of "Trust" contained in Article II of the Plan is hereby amended to read in its entirety as follows:

     "Trust" shall mean the grantor trust of the Company from time to time to which contributions are made in respect of the Plan and, in the case of any Subsidiary, the term "Trust" shall be limited to such Subsidiary's Sub-Trust as described in Section 1.3 of the Trust Agreement. The Company and the Subsidiaries intend that, in the event of the insolvency or bankruptcy of the Company or any Subsidiary, only the assets of the Trust which are attributable to the aggregate Account Balances of the Company or such Subsidiary's Participants be available to pay the claims of the Company's or such Subsidiary's creditors."

     2. The last sentence of Section 6.4 of the Plan is hereby amended to read in its entirety as follows:

     "Under no circumstances shall such Shares, cash or other property held in the Trust revert to the Company or any of its Subsidiaries; however such Shares, cash or other property shall be available to creditors of the Company or any Subsidiary in the event of the Company's or such Subsidiary's insolvency in accordance with the terms and conditions of Section 8.2 and the Trust Agreement."

     3. The third and fourth sentences of Section 7.1 of the Plan are hereby amended to read in their entirety as follows:

     "Upon termination of a Participant's employment with the Company and its Subsidiaries, the Shares, cash or other property credited to such Participant's Account in respect of vested Awards shall continue to be invested in Shares, cash or other property until a complete distribution of the value of the vested Awards credited to such Account is made to such Participant; provided, however, that during the period prior to a Participant's Permissive Retirement as determined by the Management Committee, the Management Committee, in its sole discretion and upon written notice by such Participant, may direct the Trustee to sell any Shares or other property credited to such Participant's Account in respect of vested Awards for cash or other property and direct the investment of such proceeds in such manner as the Management Committee may
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approve until a complete distribution of the value of the vested Awards credited to such Account is made to such Participant. The Management Committee (or its delegate) may, in its sole discretion, consult with the Participant as to the investment of, or the timing of the distribution or sale of, Shares, cash or other property credited to a Participant's Account in respect of vested Awards."

     4. The second paragraph of Section 8.2 of the Plan is hereby amended to read in its entirety as follows:

          "The trust agreement creating the Trust contains procedures to the following effect: In the event of the insolvency of the Company or any Subsidiary, the assets of the Trust shall be available to pay the claims of creditors of the Company or such Subsidiary, as the case may be, as a court of competent jurisdiction may direct. The Company or any Subsidiary shall be deemed to be "insolvent" if the Company or such Subsidiary is generally unable to pay its debts as they become due, or if the Company is subject to a pending proceeding under the bankruptcy laws of the United Kingdom, or if such Subsidiary is subject to a pending proceeding under the bankruptcy laws of the jurisdiction in which it is organized or incorporated. In the event the Company or any Subsidiary becomes insolvent, the Board of Directors and the Chief Executive Officer of the Company or such Subsidiary, as the case may be, have a duty to inform the Trustee in writing of the Company's or such Subsidiary's insolvency. Upon receipt of such notice, or if the Trustee receives written notice from a person claiming to be a creditor of the Company or any Subsidiary alleging such insolvency, the Trustee shall cease making payments from the assets of the Trust on behalf of the Company or such Subsidiary, shall hold such assets for the benefit of creditors of the Company or such Subsidiary, as the case may be, and shall resume payments from the assets of the Trust only after the Trustee has determined that the Company or such Subsidiary, as the case may be, is not, or is no longer, insolvent."

     5. The last sentence of Section 10.5 of the Plan is hereby amended to read in its entirety as follows:

          "No portion of the assets held in the Trust shall revert to the Company or the Subsidiaries at any time except for the reimbursement of taxes pursuant to Section 10.1 and the Trust Agreement; provided that, in the event of the insolvency of the Company or any Subsidiary, the assets of the Trust shall be available to pay the claims of creditors of the Company or such Subsidiary, as the case may be, as provided in Section 8.2 and the Trust Agreement."